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                                                                      Exhibit 11

                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
                                  (Unaudited)
         (In thousands, except number of shares and per share amounts)



                                                       13 Weeks Ended
                                                       --------------
                                              Dec. 24,                   Dec. 29,
                                               1995                        1996
                                              ------                      ------
Net income                                    $3,597                      $4,195
Less:  Preferred dividends                         -                      (1,816)
                                              ------                      ------

Net income available to common shareholders   $3,597                      $2,379
                                              ======                      ======

Earnings per common share                     $35.97                      $47.58
                                              ======                      ======

Average common shares outstanding            100,000                      50,000
                                             =======                      ======





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